EXHIBIT 99.11

EXECUTION COPY

CONSORTIUM WITHDRAWAL LETTER

MSPEA Modified Plastics Holding Limited
October 9, 2019
Mr. Jie Han
China XD Plastics Company Limited
No. 9 Dalian North Road, Haping Road Centralized Industrial Park
Harbin Development Zone
Heilongjiang Province, P. R. China

XD. Engineering Plastics Company Limited
China XD Plastics Company Limited
No. 9 Dalian North Road, Haping Road Centralized Industrial Park
Harbin Development Zone
Heilongjiang Province, P. R. China

Dear Sirs:
We refer to (i) the letter of February 16, 2017 (the "Proposal Letter") delivered by us ("MSPEA"), Mr. Jie Han (the "Founder") and XD. Engineering Plastics Company Limited ("XD Engineering", and together with the Founder and MSPEA, the "Consortium") to China XD Plastics Company Limited (the "Company") setting forth the Consortium's preliminary non-binding proposal (the "Proposal") to acquire all of the outstanding shares of common stock of the Company not already owned by the Consortium in a going-private transaction (the "Proposed Acquisition"), and (ii) the Consortium Agreement entered into on February 16, 2017 among the members of the Consortium (the "Consortium Agreement"), which by its terms terminated six months after the date thereof.
We hereby advise you that, effective immediately, we no longer intend to participate in the Consortium and we no longer intend to participate in the Proposed Acquisition.
Concurrently herewith, we are advising the Company that we no longer intend to participate in the Consortium and we no longer intend to participate in the Proposed Acquisition, and that we will be filing with the Securities and Exchange Commission an amendment to our Schedule 13D to disclose our communications with you and with the Founder and XD Engineering on this matter.
For the avoidance of doubt, and subject to the foregoing, we reserve all rights and privileges available to us under the Consortium Agreement. This letter and all matters arising out of or relating to this letter shall be governed by the law of the State of New York (without giving effect to its conflicts of law principles).
[Signature page follows]

Sincerely,

MSPEA Modified Plastics Holding Limited

By:	/s/ Ivan John Sutlic
Name:	Ivan John Sutlic
Title:	Authorized Signatory